EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA
687 Lee Road, Ste 210
Rochester, NY 14606
407-448-2407
email mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Stirling Acquisition Corporation	September 5, 2007

We consent to incorporation by reference in the Form S-1/A3 Registration Statement of Stirling Acquisition Corporation. of our report dated May 7, 2007 relating to the balance sheet of Stirling Acquisition Corporation as of December 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the period from inception (December 28, 2006) through December 31, 2006, and to the reference to our firm under the heading "Experts" in the prospectus.

September 5, 2007

/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant

Ex. 23.1